Exhibit 99.1

Attachment to Form 4

Name and Address of Reporting Person:

Gotham Partners, L.P.

Gotham Partners III, L.P.

Gotham International Advisors, LLC

110 East 42nd Street, 18th Floor

New York, NY 10017

Date of Event Requiring Statement:

10/15/04

Issuer name and Ticker or Trading Symbol:

Simon Worlwide Inc. (SWWI)

Footnote 1:

Section H Partners, L.P. (“Section H”) is the sole general partner of Gotham Partners, L.P. (“Gotham”) and Gotham Partners III, L.P. (“Gotham III”).  Section H disclaims any beneficial ownership of any of the Issuer’s securities to which this Statement relates for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, except as to securities representing Section H’s pro rata partnership interest in, or interest in the profits of, Gotham and Gotham III. Karenina Corporation (“Karenina”), wholly owned by William A. Ackman, and DPB Corporation (“DPB”), wholly owned by David P. Berkowitz, are the general partners of Section H. Gotham International Advisors, L.L.C. (“Gotham Advisors”) is the investment manager of Gotham Partners International, Ltd. (“Gotham International”). Gotham Advisors disclaims any beneficial ownership of any of the Issuer’s securities to which this Statement relates for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, except as to securities in which Gotham Advisors may be deemed to have an indirect pecuniary interest pursuant to Rule 16a-1 (a)(2)(ii). William A. Ackman and David P. Berkowitz are the senior managing members of Gotham Advisors. Each of, Karenina, DPB, Mr. Ackman and Mr. Berkowitz similarly disclaim any beneficial ownership of any of the Issuer’s securities to which this Statement relates for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, except as to securities in which each such person may be deemed to have an indirect pecuniary interest pursuant to Rule 16a-1(a)(2)(ii).